Exhibit 99.2

OraSure Technologies, Inc.

2014 Third Quarter

Analyst/Investor Conference Call

November 5, 2014

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thanks Rena. Good afternoon everyone and welcome to our call.

I am pleased to report that we had a very successful and extremely productive third quarter. Our financial performance exceeded our guidance on both the top and bottom lines and we believe this continues the momentum that has been building for most of this year.

•	Consolidated net revenues for the quarter were $27.8 million, a 13% increase from Q3 of 2013.

•	Our molecular collection systems business turned in another record quarter with almost $7 million in revenues, a 38% increase over the prior year period.

•	Our HCV business also delivered solid results with sales growth of about 12% over Q3 2013. Domestic sales revenue doubled over Q3 2013. In addition, we recorded $3.4 million in licensing and product development revenue related to this business line as a result of our HCV collaboration with AbbVie.

•	We are also pleased to report a consolidated net profit for the quarter of $1.1 million.

As you might expect, a main focus during the past few months has been the launch of our collaboration with AbbVie and the co-promotion of our OraQuick® HCV Rapid Antibody Test. Our initiatives in several markets are now well under way and good progress has been made to increase awareness and train potential customers on our product with the goal of stimulating additional testing. Much has been accomplished and there is still much work to be completed as we finish the year and move into 2015.

Later in the call, I will provide more detail on our HCV collaboration activities as well as on developments at DNA Genotek. I will also touch briefly on our efforts to develop a rapid point-of-care test for Ebola on our OraQuick® platform.

So with that brief introduction, let me turn the call over to Ron for his financial review.

Third Quarter 2014 Financial Results – Ron Spair

Thanks Doug, and good afternoon everyone.

Revenues – Ron Spair

Our third quarter 2014 consolidated net revenues were $27.8 million, an increase of 13% over the $24.7 million reported in 2013. Our consolidated product revenues of $24.5 million were unchanged when compared to the comparable period of 2013. Higher sales from our molecular collection systems business and domestic OraQuick® HCV product were offset by lower sales of our OraQuick® professional HIV and cryosurgical systems products and a reduction in OraQuick® In-Home HIV test sales. Licensing and product development revenues were $3.4 million in the current quarter compared to $147,000 in 2013.

Sales of our OraQuick® HCV professional product in the domestic market increased 99% in Q3 to $1.3 million from $653,000 in the prior year. Higher demand among new and existing customers was the primary reason for this increase. International sales of our HCV test in the third quarter of 2014 decreased to $470,000 from $924,000 in the same period last year, primarily due to reduced sales in support of a testing program with an international NGO which made its first stocking purchase in the third quarter of 2013. We expect sales to this NGO to continue at a reduced rate in Q4.

Our overall infectious disease testing revenues decreased 13% to $11.2 million in the third quarter of 2014, compared to $12.9 million in the third quarter of 2013. Domestic sales of our professional HIV product decreased to $7.2 million in the third quarter of 2014 from $8.1 million in the third quarter of 2013. This decrease was the result of customer migration to automated 4th generation HIV immunoassays as recommended under new testing guidelines issued by the CDC, and continued pressure on government budgets. We expect continued pressure on our professional HIV business for the foreseeable future.

International sales of our professional HIV product decreased to $491,000 in the third quarter of 2014 from $1.2 million in the third quarter of 2013, primarily due to the timing of product shipments in support of a significant African testing program.

During the current quarter, net sales of our OraQuick® In-Home HIV test were $1.4 million compared to $1.8 million in the third quarter of 2013. Net revenues for these periods were not recorded using the same revenue recognition policy and are not readily comparable. So a better way to evaluate the performance of this product is to look at the number of units purchased by consumers. Available point-of-sale data shows unit consumption remained flat in the third quarter of 2014 compared to the third quarter of 2013.

As you may recall, we previously announced that we would implement a new promotional strategy for the In-home HIV test that is focused on more cost-effective methods of building awareness and consumer adoption at retail. Under this strategy, we have largely stopped the expensive broad-based consumer advertising, and instead have adopted a lower cost and more economical promotional approach geared towards the retail or trade environment. This new approach has substantially reduced our promotional spend for this product.

Third quarter 2014 cryosurgical revenues decreased 11% to $3.2 million from $3.6 million in the third quarter of 2013, primarily as a result of lower sales of our professional product in both the U.S. and international markets partially offset by higher OTC sales in Europe. Domestic professional sales decreased to $1.6 million in the third quarter of 2014 from $1.8 million in the third quarter of 2013 due to the impact of the merger of our two largest distributors who began selling a competing private label cryosurgical product. Professional sales in the international markets decreased to $43,000 from $435,000 in the third quarter of 2014 and 2013, respectively, as we experienced delivery problems and inventory shortages as we transitioned to a new manufacturer of Histofreezer®.

OTC cyrosurgical sales increased to $1.6 million in the third quarter of 2014 from $1.4 million in the third quarter of 2013, largely due to customer ordering patterns.

Our molecular collection systems revenues, primarily representing sales of the Oragene® product line, increased to $6.9 million in the third quarter of 2014 compared to $5.0 million in 2013. This 38% increase was the result of higher sales in the both the academic and commercial markets.

Licensing and product development revenues were $3.4 million in the third quarter of 2014 and represent the recognition of revenues from AbbVie under our HCV collaboration agreement. Third quarter 2013 licensing and product development revenues were $147,000 and represent royalties paid on domestic outsales of Merck’s OTC cryosurgical wart removal product.

Gross Margin – Ron Spair

Gross margin for the third quarter of 2014 was 67% compared to 61% reported for the third quarter of 2013. The current quarter margin benefited primarily from the $3.4 million of licensing and product development revenues recognized from our AbbVie relationship as well as a more favorable product mix driven largely by increased DNAG sales to higher margin customers.

Operating Expenses – Ron Spair

Our consolidated operating expenses for the third quarter of 2014 increased to $17.8 million compared to $17.0 million in the third quarter of 2013. This increase was primarily related to higher R&D costs associated with qualifying a new raw material vendor and higher staffing, legal and consulting expenses.

Net Income – Ron Spair

From a bottom line perspective, we reported net income of $1.1 million, or $0.02 per share on a fully-diluted basis, for the third quarter of 2014, compared to a net loss of $1.9 million, or $0.03 per share, for the same period of 2013.

Cash Flow from Operations and Liquidity – Ron Spair

Turning briefly to our balance sheet and cash flow, we continue to maintain a solid cash and liquidity position. Our cash and short-term investment balance at September 30, 2014 was $98.9 million compared to $93.2 million at December 31, 2013. Cash generated by operating activities in the third quarter of 2014 was $18.8 million compared to $6.1 million generated in the third quarter of 2013. The primary reason for this improvement was the $15.0 million payment received from AbbVie in the third quarter.

Fourth Quarter 2014 Consolidated Financial Guidance – Ron Spair

Turning to guidance for the fourth quarter of 2014, we are projecting consolidated net revenues of approximately $28.0 to $28.5 million and a consolidated net loss per share of approximately $0.04 to $0.05 for the quarter. The projected net loss reflects higher operating expenses driven by two main factors. First, we expect increased R&D spending during Q4 on our drug assay development program with Thermo for our next generation Intercept oral fluid collector and on our Ebola feasibility efforts. Second, Q4 sales and marketing expenses will also be up as a result of increased spending in support of the AbbVie collaboration.

As we look further out, we expect to continue somewhat higher spending as a result of the AbbVie collaboration, the next generation Intercept device and the Ebola development work I just mentioned.

From a product revenue perspective, we anticipate that the intra-year revenue distribution for 2015 will be much like 2014 with Q1 being down sequentially and then building strongly from there.

And, with that, I will now turn the call back over to Doug.

Business Update – Doug Michels

Thanks, Ron.

OraQuick® HCV – Doug Michels

I would like to begin our business discussion with HCV.

Implementing our HCV collaboration with AbbVie continues to be a top priority. You may recall that our co-promotion efforts are focused on several key markets in the U.S. We are pleased with the progress to date.

One of our largest initiatives is focused on primary care and specialty physicians, and was launched approximately 10 weeks ago. Over that time period, the AbbVie sales force has been detailing our OraQuick® HCV test to physicians and we have launched a comprehensive training program for this customer segment. Our detailing efforts to date have resulted in well over 1,000 physicians indicating a strong interest in the product. We are seeing a high rate of purchase intent once a physician or physician office completes our training program. Our representatives are tasked with making sure product pull through occurs following the completion of customer training. It has been our experience that once a physician’s office expresses interest in our product, it takes three to four weeks to schedule training. Following the training, it then takes another three to four weeks for the first product order and the commencement of testing. Consequently, we are just beginning to see the impact from these efforts on our sales line. Our expectation is that sales will continue to grow, but meaningful results will not materialize until 2015. We are extremely encouraged by the results we are seeing in this initiative so far.

We are also encouraged by the fact that product interest is being generated across a variety of practices, ranging from multi-site physician offices, internal medicine practices, practices that service HIV patients, corrections facilities and community health centers. In addition, we are finding that the prevalence rate for HCV runs higher in some practices than the average for the baby boomer population of 3%. In a pilot conducted in one large U.S. jail system, we saw a prevalence of 7%. Similarly, offices that serve HIV patients have substantially higher prevalence rates. We are also seeing testing volumes at some of these customers range from 10,000 – 20,000 tests annually, which approaches the volumes of some of our larger public health accounts.

We certainly believe we are off to a solid start with this initiative. Our representatives will continue to coordinate with their AbbVie counterparts on all aspects of this physician co-promotion initiative.

The second primary initiative targets employers or employer groups with employees that are at high risk for hepatitis C. The initial focus here has been on commercial long-haul truck drivers. .

We have been working closely with the Healthy Trucking Association of America, or HTAA, along with an organization known as Rolling Strong. Both of these groups collaborate and focus on improving the health and wellness of professional truck drivers. OraSure and AbbVie are specifically promoting the use of our test in physician offices, health clinics and retail pharmacies where truckers receive their health care, at driving schools where newly-hired drivers are required to take and pass a physical exam, and at health events sponsored by HTAA and Rolling Strong where truckers can take advantage of a variety of health and wellness services. We are also engaging in discussions with large fleet owners. We have assembled a Fleet Advisory Board and will hold our first meeting next week. We have also assembled a Clinical Advisory Board for this effort and that group will meet in December.

Our co-promotion efforts geared towards truckers began in earnest with a major awareness and testing event at the Great American Truck Show in Dallas, Texas in late August. More recently, we have conducted other testing events at some of the larger truck stops in the United States, including stops located in Carlisle, Pennsylvania and in Bordentown, New Jersey. Yesterday, we had an event at a large truck stop in Tampa, Florida and another event is planned later this year in Ontario, California. Similar events are expected throughout 2015. The primary objective of these trucker shows is to educate and build awareness about HCV and to offer on-site rapid HCV testing along with the AbbVie patient support program. In conjunction with these events, OraSure and AbbVie are also in discussions with several physician groups and organizations who provide health care services to a significant number of truck drivers.

A third major market segment consists of national and regional retail pharmacies and retail clinics. With the increased focus on expanding health and diagnostic services to consumers, we believe local retail pharmacy outlets are an important growth area for our HCV collaboration. OraSure and AbbVie are continuing discussions with several major retail pharmacies and health providers about increasing hepatitis awareness and making our OraQuick® HCV test and AbbVie’s Patient Care Model available through retail outlets. Good discussions continue with a number of retailers and we hope to share more definitive progress updates in the months to come.

As previously discussed, the effort required to adequately address these market segments is substantial. A great deal of work is required to build awareness, promote our test and implement the various support services that are needed, including product training, co-payment assistance and patient support. We are implementing this collaboration as quickly as possible, and substantial progress has been made since we signed the AbbVie agreement in June. As I mentioned previously, we expect to see increased revenues from the collaboration in Q4, but we are not projecting a significant financial impact from these efforts until 2015.

In addition to the AbbVie collaboration, we continue to drive improvement in our existing HCV business. We achieved another record in Q3 with $1.3 million in domestic revenues. We shipped product to over 460 customers during the quarter, with 82% of our shipments being delivered to repeat customers. We also added over 80 new customers during this period.

So, as we look forward, we anticipate continued progress in our HCV business. We expect product sales to continue increasing, especially here in the U.S., and we expect to achieve some of the performance goals under our HCV collaboration with AbbVie next year.

Molecular Collection Systems – Doug Michels

Another area I want to address is our molecular collection systems business.

As noted earlier in the call, DNA Genotek delivered another record quarter in Q3, with $6.9 million in revenues, a 38% increase over the third quarter of last year. DNA Genotek’s revenues for the quarter were fairly evenly split between sales to the academic and commercial markets. Academic revenue grew over 80% compared to the year ago period, while commercial revenue grew approximately 16%. We are extremely pleased with the performance of our molecular collection systems business.

During our last call, we discussed two new product development initiatives underway at DNA Genotek. The first product, Omnigene GutTM, will enable academic researchers to collect and stabilize fecal samples for gut microbiome analyses. The second product line, consisting of Omnigene SputumTM and a preparation reagent called PrepIt MaxTM, are designed to improve collection, transport, stabilization and processing of sputum samples used for tuberculosis testing. Much of our activities for these products are centered around ensuring that early versions are being provided to key opinion leaders in the relevant markets – which is exactly what is happening. DNA Genotek employees have been connecting with many key opinion leaders around the world and the feedback to date on these products is very positive. We believe these products represent promising new opportunities and we expect both will make important contributions to the future of our molecular collection systems business.

Rapid Ebola Test – Doug Michels

A final area I want to discuss is our efforts to develop a rapid test for Ebola. As you may have heard, Dr. Margaret Hamburg, Commissioner of the U.S. FDA visited our offices a couple of weeks ago to recognize the collaborative work we have done with the agency over the years in bringing innovative HIV and HCV tests to the market. This meeting had been set up some time ago and was not related to the development of an Ebola test.

However, towards the end of our meeting several members of the media interviewed Dr. Hamburg and me, and a question was asked if we had plans to develop an Ebola test. In response, I explained that we had been recently contacted by certain public and private entities about developing such a test and that we were evaluating whether our technology platform could deliver the performance levels required for this product.

As I’m sure you understand, OraSure is interested in doing whatever it can to benefit the public health, especially with something as urgent and critical as Ebola. We have formed a cross-functional team to manage this project, and are actively assessing the technical feasibility of an Ebola test on our OraQuick® platform.

Studies indicate that oral fluid is a good carrier of the Ebola antigen, so we are optimistic about our ability to develop a product that will deliver the appropriate performance characteristics, while bringing the benefits of rapid, oral fluid based diagnostics to this situation. We have been actively engaged with several government and other organizations, including the FDA, CDC, NIH, the World Health Organization and certain non-profit foundations, regarding all aspects of developing, validating, gaining emergency regulatory approval and deploying a rapid diagnostic for Ebola. In cooperation with these organizations and others, we are also assessing the commercial opportunity represented by this test.

We expect to achieve several key milestones on this project during the fourth quarter of this year and we will provide an update on our progress at the appropriate time.

Conclusion

So, as you’ve just heard, there is no shortage of opportunities available to the Company, and we are keenly focused on the successful execution of the initiatives I have outlined today.

We continue to be extremely enthusiastic about our molecular collection systems business and its growth opportunities. Our HCV business posted a solid performance in Q3 and is poised for substantial growth in 2015 and beyond. We believe in our strategy to further advance each of these parts of our business. I am pleased with our overall progress and encouraged that we are on the right path towards maximizing the value of the opportunities before us. I look forward to a successful fourth quarter and moving to full-year profitability in 2015.

And with that, I will now open the floor to your questions. Operator, please proceed.

* * * *

[Q&A session]

Final Conclusion – Doug Michels

Thank you for participating on today’s call and for your continued interest in OraSure. Have a good afternoon and evening.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; our ability to achieve financial and performance objectives under the HCV collaboration with AbbVie; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; impact of replacing distributors; inventory levels at distributors and other customers; ability of DNA Genotek to achieve its financial and strategic objectives and continue to increase its revenues; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products, including the OraQuick® In-Home HIV test; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors, including changes in CDC or other testing guidelines, algorithms or other recommendations; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of OraSure’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this Report, and we undertake no duty to update these statements.